Rule 424 (b) (3)
Registration No. 333-109310

PRICING SUPPLEMENT NO. 4208 DATED February 13, 2008
TO PROSPECTUS SUPPLEMENTAL DATED October 21, 2003
AND BASE PROSPECTUS DATED October 17, 2003

Issuer:	National Rural Utilities CFC

Principal Amount:	247,000.00

Issue Price:	100% of Principal Amount

Original Issue Date:	02/19/2008

Maturity Date:	12/15/2008

Interest Rate:	3.26% per annum

Record Dates:	Each January 1 and July 1

Interest Payment Dates:	Each January 15 and July 15

Redeemable Date:	None

Agent's Commission:	None

Form of Note:
(Book-Entry or Certificated)	Certificated

Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $22,435,508,000 and, to date, including this offering, an aggregate of $19,438,836,000.00 Series C have been issued.